EXHIBIT 2.1

AGREEMENT FOR PURCHASE AND SALE

TOREADOR RESOURCES CORPORATION

AND

TORMIN, INC.,

AS SELLERS

AND

BLACK STONE ACQUISITIONS PARTNERS I, L.P.

AS BUYER

TABLE OF CONTENTS

ARTICLE I

Assets

Section 1.01	Agreement to Sell and Purchase	1
Section 1.02	Assets	1
Section 1.03	Excluded Assets	3

ARTICLE II

Purchase Price

Section 2.01	Purchase Price	3

ARTICLE III

Effective Time

Section 3.01	Ownership of Assets	4

ARTICLE IV

Title Matters

ARTICLE V

Environmental Defects

Section 5.01	Environmental Defects	9
Section 5.02	Notice of Environmental Defects	9
Section 5.03	Remedies for Environmental Defects Not Cured Before Closing	9
Section 5.04	Limitation of Remedies for Environmental Defects	10

ARTICLE VI

Representations and Warranties of Sellers

ARTICLE VII

Representations and Warranties of Buyer

Section 7.01	Existence	12
Section 7.02	Legal Power	12
Section 7.03	Execution	12
Section 7.04	Brokers	12
Section 7.05	Bankruptcy	12
Section 7.06	Suits	13
Section 7.07	Qualifications	13
Section 7.08	Investment	13
Section 7.09	Funds	13

ARTICLE VIII

Operation of the Assets

Section 8.01	Operation of the Assets Prior to Closing	13

ARTICLE IX

Conditions to Obligations of Sellers

Section 9.01	Representations	13
Section 9.02	Performance	14
Section 9.03	Pending Matters	14
Section 9.04	Purchase Price	14
Section 9.05	Execution and Delivery of Closing Documents	14

ARTICLE X

Conditions to Obligations of Buyer

Section 10.01	Representations	14
Section 10.02	Performance	14
Section 10.03	Pending Matters	14
Section 10.04	Execution and Delivery of Closing Documents	14
Section 10.05	Well List	14

ARTICLE XI

Closing

ARTICLE XII

Termination

Section 12.01	Right of Termination	18
Section 12.02	Effect of Termination	19
Section 12.03	Attorney Fees, Etc	19

ARTICLE XIII

Assumption and Indemnification

ARTICLE XIV

Limitations on Representations and Warranties

Section 14.01	Disclaimers of Representations and Warranties	21
Section 14.02	Survival	22
Section 14.03	Casualty Loss	22

ARTICLE XV

Dispute Resolution

Section 15.01	General	22
Section 15.02	Senior Management	22
Section 15.03	Independent Experts	23
Section 15.04	Binding Arbitration	23

ARTICLE XVI

Miscellaneous

AGREEMENT FOR PURCHASE AND SALE

        This Agreement for Purchase and Sale (this “Agreement”) is made and entered into this 17th day of December, 2003, by and among Toreador Resources, Inc., a Delaware corporation, and Tormin, Inc., a Delaware corporation (herein referred to collectively as “Sellers” and singularly as a “Seller”), and Black Stone Acquisitions Partners I, L.P., a Delaware limited partnership, or its designee (herein referred to as “Buyer”). Buyer and Sellers are collectively referred to herein as the “Parties,” and Buyer and Sellers are sometimes referred to as a “Party.”

WITNESSETH:

        WHEREAS, Sellers are willing to sell to Buyer, and Buyer is willing to purchase from Sellers, the Assets (as hereinafter defined), all upon the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Sellers and Buyer hereby agree as follows:

ARTICLE I
Assets

        Section 1.01     Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Sellers, and Sellers agree to sell the Assets to Buyer.

        Section 1.02     Assets. Except as excluded pursuant to Section 1.03, the term “Assets” shall mean all of the right, title and interest of Sellers in and to:

(a) all fee mineral interests, royalty interests, non-participating royalty interests, overriding royalty interests, production payments, net profits interests, Producing Property (as defined in Section 4.02(b), and any other non-cost bearing oil and gas or other minerals assets owned by a Seller, including, without limitation, all oil, liquid hydrocarbons, gas and their respective constituent products, and any other minerals, including sulfur and coal seam gas, carbon dioxide, helium and other gases (whether or not produced in association with oil and gas) industrial minerals, precious and semi-precious gems and minerals, lead, zinc, copper, coal, lignite, peat, potassium (regardless of the method used to mine and remove the same and regardless of the effect of such mining and removal upon the surface estate, including the destruction thereof), phosphate, iron ore, sodium, salt, uranium, thorium, and other fissionable materials, molybdenum, vanadium, titanium, ruble ilmenite, leucoxene, zircon, monazite, gold, silver, bauxite, limestone, granite, saprolite, kaolin (and other forms of clay), scoria, caliché, sand, gravel, aggregate and other mined or quarried stone, bedrock, and other rock materials (regardless of the method used to quarry, mine or remove same), geothermal energy (including entrained methane, hydrostatic pressure and thermal energy) and all other substances and ore deposits of any kind or character, whether solid, liquid or gaseous (all such substances are defined for purposes of this Agreement as “Minerals”) and all royalty interests in the same, in, on and under all lands owned by Seller in the United States, including, without limitation those lands described in Exhibit A attached hereto(collectively, the “Lands”) (a Seller’s right, title and interest in and to the Minerals in, on and under each tract of Land and royalty and overriding royalty interests in the same being herein called a “Mineral Interest” and in, on and under all such Lands being herein collectively called the “Mineral Interests”);

(b) all of Sellers’ right of ingress and egress, at all times for the purpose of exploring, drilling, operating for and producing Minerals from the Lands and removing the same therefrom, and of laying pipelines, storing oil, building tanks, processing and treating plants and facilities, power stations, telephone lines, roads and other structures necessary to produce, save, care for, treat, store, compress, process, and transport said products, and (ii) all rights with respect to the use and occupation of the surface of the Lands and the subsurface depths under the Lands; and (iii) the right of ingress and egress across the Lands and any other lands owned or controlled by a Seller to the extent such ingress and egress across such lands is reasonable to obtain access for the development and maintenance of the Mineral Interests.

(c) all of Sellers’ rights with respect to any pooled, communitized or unitized acreage by virtue of any Mineral Interest being a part thereof, including all production of Minerals from such pool or unit allocated to any such Mineral Interest;

(d) all of Sellers’ contracts, agreements, oil and gas or other mineral leases and other arrangements, to which the Mineral Interests are subject or under which the Mineral Interests arise (the “Contracts”);

(e) all of Sellers’ executive rights, including the right to execute leases, to the extent such executive rights relate to the Mineral Interests (the “Executive Rights”);

(f) all of Sellers’ interests in Colonial Royalties Limited Partnership, an Oklahoma limited partnership, and all of Sellers’ claims, contract rights and general intangibles under the instruments by which such partnership exists.

(g) all of Sellers’ interests in the Clyde Q. Sheeley Well and the J.T. Hamilton Well No. 1 located in Oktibbeha County, Mississippi, and in the oil and gas produced therefrom.

(h) all leases and leasehold estates in the State of Arkansas assigned and conveyed to Toreador Resources Corporation by Conoco, Inc.;

(i) for those Mineral Interests in which Grantors are not retaining any working or other associated interests, originals, and otherwise, copies of all mineral files, lease files, contract files, abstracts and title opinions, maps, production records, well files and accounting records (but not including general financial or tax accounting records relating to the business of Grantors as a whole) related directly to the Assets; and

(j) any and all proceeds and revenues attributable to the Assets on or after the Effective Time, including, without limitation, proceeds and revenues attributable to production and leasing activities relating to the Assets on or after the Effective Time, and paid in the ordinary course of business after the Effective Time, and revenues from the settlement of contract disputes with lessees, purchasers or transporters of oil or gas or other Minerals or byproducts produced from the Mineral Interests, including without limitation, settlement of take or pay disputes, insofar as such proceeds and revenues are attributable to periods of time on or after the Effective Time.

        Section 1.03     Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there are excepted, reserved and excluded from the sale contemplated hereby (collectively, the “Excluded Assets”):

(a) any refund or recovery of costs, taxes or other expenses borne by a Seller or its predecessors in title attributable to the period prior to the Effective Time;

(b) any and all proceeds and revenues attributable to the Assets and payable to a Seller, including, without limitation, proceeds and revenues attributable to production and leasing activities, relating to the Assets prior to the Effective Time, regardless of when paid;

(c) any and all proceeds and revenues payable to Sellers under Contracts including, without limitation, from the settlement of contract disputes with lessees, purchasers or transporters of oil and gas or other minerals or byproducts produced from the Mineral Interests, including, without limitation, settlement of take-or-pay disputes, insofar as such proceeds or revenues are attributable to periods of time prior to the Effective Time;

(d) all right, title and interests of Sellers in and to any and all leasehold interests, operating, working or other cost-bearing interests in the Lands other than and excluding (i) all leasehold interests in any way related to the Clyde Q. Sheeley Well and the J.T. Hamilton Well No. 1 located in Oktibbeha County, Mississippi, and (ii) all leasehold interests in the State of Arkansas assigned and conveyed by Conoco, Inc. to Toreador Resources Corporation;

(e) any and all partnership interests other than Colonial Royalties Limited Partnership; and

(f) any and all assets of Sellers described in Schedule 1.03(f) attached hereto.

ARTICLE II
Purchase Price

        Section 2.01    Purchase Price. The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer’s payment to Sellers of Forty-Five Million Four Hundred Thousand Dollars ($45,400,000.00) (the “Purchase Price”), as adjusted in accordance with the provisions of this Agreement. The Purchase Price is allocated among the Producing Properties and the Non-producing Properties (as defined in Section 4.02(b) below) as set forth in Exhibit B attached hereto (the “Allocated Values”). The Allocated Value attributed to any particular Property equals the portion of the Purchase Price so allocated to such particular Property. Neither Sellers nor Buyer shall take positions inconsistent with such Allocated Values in tax returns, notices to government authorities, notices to holders of preferential rights of purchase, or other documents relating to the transactions contemplated by this agreement. Seller and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Purchase Price pursuant to the provisions hereof.

ARTICLE III
Effective Time

        Section 3.01    Ownership of Assets. If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof (the “Closing”), the ownership of the Assets shall be transferred from Sellers to Buyer on the Closing Date but effective as of 7:00 a.m. local time in Houston, Texas on January 1, 2004 (the “Effective Time”).

ARTICLE IV
Title Matters

        Section 4.01    Pre-Closing Examination Period. Following the execution date of this Agreement until the earlier to occur of (i) five (5) business days prior to the Closing Date, (ii) the termination of this Agreement, or (iii) Closing (hereinafter referred to as the “Examination Period”), Sellers shall permit Buyer and/or its representatives to examine, at all reasonable times, in Sellers’ offices, all abstracts of title, title opinions, title files, ownership maps, division orders, accounting records and agreements pertaining to the Assets insofar as same may now be in existence and in the possession of Sellers. To the extent Sellers can grant such right, Buyer shall also have the right, but not the obligation, to physically inspect all or any of the Assets and to conduct such investigations, including environmental testing, of all or any of the Assets as Buyer may determine in its sole discretion is prudent in connection with its due diligence.

        Section 4.02    Title Defects.

(a) As used in this Agreement, the term “Title Defect” shall mean, subject to Section 4.06: (i) any encumbrance, encroachment, irregularity, or defect in Sellers’ ownership of any Asset (expressly excluding Permitted Encumbrances, as hereinafter defined in Section 4.06) that causes a Seller not to have Defensible Title (as hereinafter defined) to such Asset; or (ii) any default by a Seller under a lease or other contract or agreement that would (A) have a material adverse affect on the operation, value or use of such Asset, (B) prevent a Seller from receiving the proceeds of production attributable to Sellers’ interest therein, or (C) result in cancellation of Sellers’ interest therein.

(b) As used in this Agreement; the term “Producing Property” means with respect to any well, tract of Land or unit described in Exhibit A, the Mineral Interest in such well or in and under such tract or unit, and the term “Non-producing Property” means, with respect to any tract of Land, the Mineral Interest in and under such tract less and except any Producing Property. Producing Property and Non-producing Property shall be collectively referred to herein as “Property.”

(c) As used in this Agreement, the term “Defensible Title” means

(i) with respect to any Producing Property, such ownership by Sellers in the Mineral Interest underlying the Producing Property that, subject to and except for the Permitted Encumbrances:

(A) entitles Sellers to receive not less than the percentage set forth in the Exhibit B as Sellers’“Net Revenue Interest” of all oil and gas produced, saved and marketed from such Producing Property as set forth in Exhibit B, all without reduction, suspension or termination of such interest throughout the productive life of such Producing Property, except as specifically set forth in Exhibit B and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof;

(B) is or at the Closing will be free and clear of all liens, encumbrances, mortgages and defects in title other than Permitted Encumbrances; and

(ii) with respect to any Non-producing Property, is or at the Closing will be, free and clear of all liens, encumbrances and defects in title, subject to and except for the Permitted Encumbrances.

        Section 4.03    Pre-Closing Notice of Title Defects. If prior to Closing, Buyer discovers any alleged Title Defect affecting any Asset, Buyer shall notify Seller prior to the expiration of the Examination Period of such alleged Title Defect. To be effective, such notice must (i) be in writing, (ii) be received by Sellers prior to the expiration of the Examination Period, (iii) describe the alleged Title Defect in sufficient, specific detail (including any alleged variance in the Net Revenue Interest with respect to a Property), (iv) identify the specific Asset or Assets affected by such alleged Title Defect, (v) include the value of such alleged Title Defect as estimated by Buyer, and (iv) set forth the method of valuation used by Buyer to estimate the value of the alleged defect. Upon the receipt of such effective notice from Buyer, Sellers shall have the option, but not the obligation, to attempt to cure such alleged Title Defect at any time prior to Closing and shall have the right to postpone the Closing Date up to 15 calendar days to facilitate same.

        Section 4.04     Remedies for Title Defects Not Cured Before Closing

(a) With respect to each identified Title Defect, the Purchase Price shall be reduced, subject to Section 4.07 and Section 15.03, by an amount agreed upon in writing by Buyer and Seller acting reasonably as being the value of such Title Defect, and where appropriate, taking into consideration the Allocated Value of the Producing Property subject to such Title Defect, the portion of such Producing Property subject to such Title Defect and the legal effect of such Title Defect on the Mineral Interest affected thereby; provided, however, that if such Title Defect is in the nature of Sellers’ Net Revenue Interest in a Property being less than the Net Revenue Interest set forth in Exhibit B, then Buyer and Sellers agree that the proportion of reduction to the Purchase Price shall be equal to the product of the Allocated Value of such Property and the percentage reduction in such Net Revenue Interest as a result of such Title Defect.

(b) If on or before two (2) business days prior to the Closing Date the Parties have not agreed upon the validity of any asserted Title Defect or have not agreed on the amount, if any, by which the Purchase Price should be reduced on account of any Title Defect, either a Seller or Buyer shall have the right to elect to have the validity of such Title Defect and/or such Purchase Price reduction determined by an Independent Expert (as hereinafter defined) pursuant to Section 15.03. If the validity of any asserted Title Defect or the amount of any Purchase Price reduction is not determined by the Closing, the Asset affected by such Title Defect shall be conveyed to Buyer at Closing, the undisputed portion, if any, of the Purchase Price with respect to the Asset affected by such Title Defect shall be paid by Buyer to Sellers at Closing and upon resolution of such dispute, any unpaid portion of the Purchase Price shall be paid by Buyer to Sellers, together with interest on such amount at the Interest Rate (as hereinafter defined) as accrued from the Closing Date until the date of payment. If pursuant to this Section 4.04, the Purchase Price is reduced with respect to a given Title Defect, Sellers shall have the right, but not the obligation, at any time within three months after the Closing, to cure or cause to be cured such Title Defect, and Buyer shall allow Sellers and their representatives such access to the Assets as is necessary or reasonable for the purpose thereof. If any such Title Defect is cured within such three month period after the Closing, then Buyer shall pay to Sellers the amount by which the Purchase Price was reduced on account of such Title Defect, plus interest at the Interest Rate. For purposes of this Agreement, the term “Interest Rate” shall mean the annual rate of interest published as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal on the Closing Date (or if not published on such date, such rate as was then last published). Provided, however, if such Title Defect is not cured within such three month period, Buyer shall have the option of

(a) electing to take the Asset affected by such Title Defect without further consideration, or

    (b)     reconveying the Asset affected by such Title Defect to Sellers, and Sellers shall refund to Buyer the undisputed portion with respect to such Asset paid by Buyer to Sellers pursuant to Section 4.4(b).

        Section 4.05    Post-Closing Examination Period. If Closing occurs, Buyer shall have 90 days from the Closing Date (the “Post-Closing Examination Period”), from time to time and without limitation, the right to furnish Sellers with written notices of alleged post-closing Title Defects with respect to the Producing Properties and Non-producing Properties. To be effective, such notice must (i) be in writing, (ii) be received by Sellers prior to the expiration of the Post-Closing Examination Period, (iii) describe the Title Defect in sufficient detail, (iv) identify the specific Asset or Assets affected by such Title Defect, and (v) include the value of such Title Defect as estimated by Buyer, and (vi) set forth the method of valuation used by Buyer to estimate the value of the defect. Any matters that may otherwise constitute Title Defects, but of which Sellers have not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes. Upon the receipt of such effective notice from Buyer, Sellers shall have the option of

(a) curing such Title Defect,

(b) contesting the Title Defect or Buyer’s estimate of the value of such Title Defect, or

(c) paying Buyer’s estimate of the value of such Title Defect (“Title Indemnity Payment”).

Title Indemnity Payments shall be made by Sellers to Buyer as a post-Closing adjustment to the Purchase Price. Subject to the limitation of Section 4.07, the amount of a Title Indemnity Payment for a particular Title Defect shall be paid regardless of the estimate of the value of such Title Defect if the Title Defect is liquidated or certain in amount. The manner of determining Title Defects and the value thereof set forth in Section 4.04 shall also be applicable to this Section 4.05.

        Section 4.06    Special Warranty of Title. The documents to be executed and delivered by Sellers to Buyer, transferring title to the Assets as required hereby, including the Mineral Deed and Assignment of Overriding Royalty Interest attached hereto as Exhibit C (the “Deed”), shall be subject to the Permitted Encumbrances and without warranty of title of any kind whatsoever, express, implied or statutory, except for matters arising by, through or under Sellers. The term “Permitted Encumbrances”shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(a) all existing leases, contracts, agreements and instruments relating to the Assets, provided, however, same shall not include any mortgage, deed of trust or similar contract, agreement or instrument securing indebtedness or other obligation providing any party thereto, upon the occurrence of certain events, the passage of time or the giving of notice, with the right to terminate or otherwise adversely impact Sellers’ ownership of all or any portion of an Asset;

(b) any liens for past due taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and for which a Seller has agreed to pay pursuant to the terms hereof or which have been prorated pursuant to the terms hereof;

(c) any obligations or duties affecting the Assets to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable laws, rules, regulations and orders of the United States and the state, county, city and political subdivisions in which the Assets are located and that exercises jurisdiction over such Assets, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Assets (collectively, “Governmental Authority”);

(d) any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned by Sellers or over which Sellers own rights-of-way, easements, permits or licenses;

(e) all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production that are filed of record in the appropriate courthouse(s) as they relate to the Assets in existence as of the Effective Time relating to (i) the Producing Properties to the extent the same do not operate to reduce the Net Revenue Interests of Sellers as set forth in Exhibit B or (ii) the Non-producing Properties;

(f) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas or other Mineral leases or interests therein that are customarily obtained subsequent to such sale or conveyance;

(g) production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of oil and gas or other Minerals; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; confidentiality agreements; and any and all other agreements that are ordinary and customary to the oil and gas or other Minerals exploration, development, processing or extraction business or in the business of processing of gas and gas condensate production for the extraction of products therefrom;

(h) all defects and irregularities affecting the Assets which individually or in the aggregate do not operate to reduce the Net Revenue Interests of Seller with respect to a Producing Property as set forth in Exhibit B, or otherwise interfere materially with the operation, value or use of the Assets; and

(i) inchoate operators’ liens attributable to unbilled joint account expenditures.

        Section 4.07    Limitation of Remedies for Title Defects. Notwithstanding anything to the contrary contained in Article IV, (i) if the value of the Title Defect with respect to a particular Property do not exceed three percent (3%) of the Allocated Value of such particular Property, then no adjustment to the Purchase Price shall be made for such Title Defect, (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for all Title Defects does not exceed 2% of the Purchase Price prior to any adjustments thereto, then nevertheless no adjustment of the Purchase Price shall be made therefor, (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for all Title Defects does exceed 2% of the Purchase Price prior to any adjustments thereto, then the Purchase Price shall only be adjusted by the amount of such excess, and (iv) the value of a Title Defect with respect to a particular Property may not exceed the Allocated Value of such Property. Further, with regard to any adjustment in excess of two percent (2%) of the Purchase Price, Sellers shall be allowed an offset against such adjustment for the value of any amount by which Sellers’ interest in any Property is greater than that which is set forth in Exhibit B or any other document or Exhibit executed or created in connection with this Agreement, or of record. The value of such excess interest shall be that portion of the Allocated Value of the particular Property which the excess interest of Sellers bears to the interest of Sellers set forth on Exhibit B. The remedies expressly set forth in this Article IV shall be the sole and exclusive remedies of Buyer for Title Defects.

ARTICLE V
Environmental Defects

        Section 5.01    Environmental Defects. As used in this Agreement, the term “Environmental Defect” shall mean a significant occurrence(s) or circumstance(s) affecting the ownership of any Producing Property as set forth in Exhibit A, or which otherwise interferes materially with the operation or value of one or more of the Assets and which results in such affected use of the Assets not having been or not being in material compliance with all applicable laws, rules, regulations and orders pertaining to health or safety of the environment.

        Section 5.02    Notice of Environmental Defects. Buyer shall have the right, but not the obligation, during the Examination Period, to conduct such environmental investigations as Buyer shall determine, in its sole discretion, are reasonable and prudent. In the event Buyer shall discover during its environmental investigations one or more Environmental Defects on a Producing Property or a Non-Producing Property, Buyer shall notify Sellers prior to the expiration of the Examination Period of such alleged Environmental Defect. To be effective such notice must (i) be in writing, (ii) be received by Sellers prior to the expiration of the Examination Period, (iii) describe the Environmental Defect in sufficient detail, and (iv) identify the specific Asset or Assets affected by such Environmental Defect. Any matters that may otherwise constitute Environmental Defects, but of which Sellers have not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes upon expiration of the Examination Period.

        Section 5.03    Remedies for Environmental Defects Not Cured Before Closing.

(a) With respect to each identified Environmental Defect, the Purchase Price shall be reduced, subject to Section 5.04 and Section 15.03, by an amount agreed upon in writing by Buyer and Sellers acting reasonably as being the value of such Environmental Defect, and, where appropriate, taking into consideration the Allocated Value of a Producing Property subject to such Environmental Defect, the portion of such Producing Property subject to such Environmental Defect and the legal effect of such Environmental Defect on the Mineral Interest affected thereby.

    (b)     If on or before three business days prior to the Closing Date the Parties have not agreed upon the validity of any asserted Environmental Defect or have not agreed on the amount, if any, by which the Purchase Price should be reduced on account of any Environmental Defect, either Seller or Buyer shall have the right to elect to have the validity and amount of such Environmental Defect and/or such Purchase Price reduction determined after Closing by an Independent Expert (as hereinafter defined) pursuant to Section 15.03. If the validity of any asserted Environmental Defect or the amount of any Purchase Price reduction is not determined by the Closing, the Asset affected by such Environmental Defect shall be conveyed to Buyer at Closing, and the Purchase Price with respect to the Asset affected by such Environmental Defect shall be paid by Buyer to Sellers at Closing. If pursuant to this Section 5.03, the Purchase Price is reduced with respect to a given Environmental Defect, Seller shall have the right, but not the obligation, at any time within three months after the Closing, to cure or cause to be cured such Environmental Defect, and Buyer shall allow Seller and its representatives such access to the Assets as is necessary or reasonable for the purpose thereof. If any such Environmental Defect is cured within such three month period after the Closing, then Buyer shall pay to Seller the amount by which the Purchase Price was reduced on account of such Environmental Defect, plus interest at the Interest Rate. For purposes of this Agreement, the term “Interest Rate” shall mean the annual rate of interest published as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal on the Closing Date (or if not published on such date, such rate as was then last published).

        Section 5.04    Limitation of Remedies for Environmental Defects. Notwithstanding anything to the contrary contained in Article V, (i) if the value of the Environmental Defects with respect to a particular Property do not exceed three percent (3%) of the Allocated Value of such particular Property, then no adjustment to the Purchase Price shall be made for such Environmental Defect, (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for all Environmental Defects does not exceed 2% of the Purchase Price prior to any adjustments thereto, then nevertheless no adjustment of the Purchase Price shall be made therefor, and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for all Environmental Defects does exceed 2% of the Purchase Price prior to any adjustments thereto, then the Purchase Price shall only be adjusted by the amount of such excess. The remedies expressly set forth in Article V shall be the sole and exclusive remedies of Buyer for Environmental Defects and fulfills the essential purpose of the warranties given.

ARTICLE VI
Representations and Warranties of Sellers

        Sellers represent and warrant to Buyer that:

        Section 6.01    Existence. Each Seller is a duly organized, validly existing Delaware corporation in good standing under the laws of the state of its formation. Each Seller has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

        Section 6.02    Legal Power. Each Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a) any provision of such Seller’s articles or certificate of incorporation or by laws;

(b) except for any preferential purchase rights and consents to assignment, any material agreement or instrument to which a Seller is a party or by which such a Seller is bound; or

(c) any judgment, order, ruling or decree applicable to a Seller as a party in interest or any law, rule or regulation applicable to a Seller.

        Section 6.03    Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of each Seller. This Agreement constitutes the legal, valid and binding obligation of each Seller enforceable in accordance with its terms.

        Section 6.04    Brokers. No broker or finder has acted for or on behalf of Sellers or any Affiliate (as hereinafter defined) of Sellers in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Sellers or any affiliate of Sellers for which Buyer has or will have any liabilities or obligations (contingent or otherwise). As used in this Agreement, the term “Affiliate” means an “affiliate” or “associate” as those terms are defined in Rule 126-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

        Section 6.05    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of a Seller threatened against any Seller or any affiliate of any Seller.

        Section 6.06    Suits. Except as disclosed on Schedule 6.06 attached hereto, there is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Sellers’ knowledge, threatened against a Seller or any affiliate of a Seller or the Assets that has materially affected or will materially affect Sellers’ ability to consummate the transactions contemplated herein or materially affect the title to or value of the Assets.

        Section 6.07    Taxes. All ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Mineral Interests or the production of oil and gas or other Minerals or the receipt of proceeds therefrom on the Assets that have become due and payable have been paid in all material respects.

        Section 6.08    No Consents Required. Except as set forth on Schedule 6.08 attached hereto and except for consents required from governmental bodies as part of an ordinary course of transfer, no preferential purchase rights, consents, approvals or other action by, or filing with any person or governmental body is required in connection with the execution, delivery and performance by Sellers of this Agreement.

        Section 6.09    No Material Contracts. There are no contracts or agreements to which any of the Properties are subject which will be binding on Buyer and which materially affect adversely the ownership of the Properties.

ARTICLE VII
Representations and Warranties of Buyer

        Buyer represents and warrants to Sellers that:

        Section 7.01    Existence. Black Stone Acquisitions Partners I, L.P., is a limited partnership duly organized and validly existing under the laws of the State of Delaware. Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

        Section 7.02    Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a) any provision of Buyer’s partnership agreement or limited liability company agreement, as applicable;

(b) any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(c) any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

        Section 7.03    Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite partnership or company action, as applicable, on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

        Section 7.04    Brokers. As previously disclosed to Sellers, pursuant to written agreement dated November 10, 2003 between Black Stone Minerals Company, L.P. and R. Reid Investments Inc. (“Reid”), Reid has acted for and on behalf of Buyer in connection with this Agreement and the transactions contemplated by this Agreement. No broker or finder, including Reid, is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Sellers have or will have any liabilities or obligations (contingent or otherwise).

        Section 7.05    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Buyer threatened against Buyer or any affiliate of Buyer.

        Section 7.06    Suits. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated herein.

        Section 7.07    Qualifications. Buyer is either now or prior to Closing shall be, and after Closing shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Assets.

        Section 7.08    Investment. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof. Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order. Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities laws or the availability of an exemption from such registration.

        Section 7.09    Funds. Buyer has sufficient funds to enable Buyer to pay in full the Purchase Price as herein provided and otherwise to perform its obligations under this Agreement.

ARTICLE VIII
Operation of the Assets

        Section 8.01    Operation of the Assets Prior to Closing. From and after the date of execution of this Agreement and until Closing, and subject to the provisions of applicable oil and gas or other Minerals leases and other agreements, Sellers shall administer the Assets in a good and workmanlike manner consistent with their past practices, and shall carry on their business with respect to the Assets in substantially the same manner as before execution of this Agreement; provided, however, without the written consent of Buyer, Sellers shall not enter into any new leases or other agreements providing for future leases relating to the Assets from the execution hereof until Closing or termination of this Agreement. Sellers shall provide Buyer with timely notice of all matters requiring action with respect to the Assets, including, without limitation, notices of forced pooling actions, and shall act cooperatively with Buyer with respect to such actions.

ARTICLE IX
Conditions to Obligations of Sellers

        The obligations of Sellers to consummate the transactions provided for herein are subject, at the option of Sellers, to the fulfillment on or prior to the Closing Date of each of the following conditions:

        Section 9.01    Representations. The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

        Section 9.02    Performance. Buyer shall have performed all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

        Section 9.03    Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

        Section 9.04    Purchase Price. Buyer shall have delivered to Sellers the Purchase Price, as the same may be adjusted hereunder, in accordance with the provisions of Section 11.03.

        Section 9.05    Execution and Delivery of Closing Documents. Buyer shall have executed, acknowledged and delivered, as appropriate, to Sellers all closing documents described in Section 11.08.

ARTICLE X
Conditions to Obligations of Buyer

        The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

        Section 10.01    Representations. The representations and warranties of Sellers herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

        Section 10.02    Performance. Sellers shall have performed all obligations, covenants and agreements contained in this Agreement to be performed or complied with by them at or prior to the Closing.

        Section 10.03    Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

        Section 10.04    Execution and Delivery of Closing Documents. Sellers shall have executed, acknowledged and delivered, as appropriate, to Buyer all closing documents described in Section 11.08.

        Section 10.05    Well List. Sellers shall have provided Buyer with a written list of all wells known by Sellers to be located on the Assets.

ARTICLE XI
Closing

        Section 11.01    Time and Place of Closing. If the conditions referred to in Articles IX and X of this Agreement have been satisfied or waived in writing, and subject to any extensions pursuant to Sections 4.03 and 11.02, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sellers, in Dallas, Texas, on January 9, 2004, as such date may be extended pursuant to Section 4.03 and 11.02 (the “Closing Date”).

        Section 11.02    Extension. The Closing Date may be extended by mutual written agreement of the Parties.

        Section 11.03    Adjustments to Purchase Price at Closing.

(a) At Closing, the Purchase Price shall be increased by the following amounts:

(i) the value of all oil and gas and other minerals produced prior to the Effective Time but in storage or upstream of the applicable sales meter on the Closing Date; and

(ii) all production and severance taxes paid by Sellers that are attributable to the Assets and attributable to the period of time from and after the Effective Time;

(iii) any other amount provided for in this Agreement or agreed upon by Buyer and Sellers.

(b) At Closing, the Purchase Price shall be decreased by the following amounts:

(i) an amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of the Assets that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed, be computed based on such taxes and assessments for the preceding tax year (such amount to be prorated for the period of Sellers’ and Buyer’s ownership before and after the Effective Time);

(ii) an amount equal to all revenues collected by Sellers with respect to the Assets and attributable to the period of time after the Effective Time;

(iii) all downward Purchase Price adjustments for Title Defects determined in accordance with Article IV;

(iv) all downward Purchase Price adjustments for Environmental Defects determined in accordance with Article V; and

(v) any other amount provided for in this Agreement or agreed upon by Buyer and Sellers.

(c) The adjustments described in Sections 11.03(a) and (b) are hereinafter referred to as the “Purchase Price Adjustments.”

        Section 11.04    Pre-Closing Allocations/Statement.

(a) Provided that the Closing occurs, appropriate adjustments shall be made between Buyer and Sellers so that (i) subject to Article XIII, Buyer will receive all proceeds from sales of Minerals that are produced and saved from and after the Effective Time and any other revenues arising out of the ownership or operation of the Assets from and after the Effective Time, net of all applicable production, severance, and similar taxes, and (ii) subject to Article XIII, Seller will receive all proceeds from sales of Minerals that are produced and saved prior to the Effective Time and any other revenues arising out of the ownership or operation of the Assets prior to the Effective Time, net of all applicable production, severance, and similar taxes, and net of all costs and expenses that are incurred in the ownership of the Assets prior to the Effective Time, to the extent, and only to the extent payments are made for same prior to the Effective Time.

(b) Not later than three business days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a statement of the estimated Purchase Price Adjustments taking into account the foregoing principles (the “Statement”). If approved by Buyer, at Closing, Buyer shall pay the Purchase Price, as adjusted by the estimated Purchase Price Adjustments reflected on the Statement.

        Section 11.05    Post-Closing Adjustments to Purchase Price.

(a) On or before 120 days after the Closing Date, Buyer shall prepare and deliver to Sellers a revised Statement setting forth its calculation of the actual Purchase Price Adjustments, including adjustments for Title Defects pursuant to Article IV. To the extent reasonably required by Buyer, Sellers shall assist in the preparation of the revised Statement. Each Party shall provide the other Party such data and information as the other Party may reasonably request supporting the amounts reflected on the revised Statement in order to permit the requesting Party to perform or cause to be performed an audit. The revised Statement shall become final and binding upon the parties on the 30th day following receipt thereof by Sellers (the “Final Settlement Date”) unless Sellers give written notice of their disagreement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Buyer in a timely manner, then the Parties shall resolve the Dispute evidenced by the Notice of Disagreement in accordance with Article XV (once the revised Statement becomes final, it is referred to as the “Final Statement”).

(b) If the amount of the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at Closing, then Buyer shall pay to Sellers the amount by which the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at Closing within five business days after the Final Settlement Date, together with interest at the Interest Rate as accrued from the Closing Date until the date of payment. If the amount of the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at Closing, then Sellers shall pay to Buyer the amount by which the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at Closing within five business days after the Final Settlement Date, together with interest at the Interest Rate as accrued from the Closing Date until the date of payment. For purposes of this Agreement, the term “Final Statement”shall mean (i) if the revised Statement becomes final pursuant to Section 11.05(a), such revised Statement or (ii) upon resolution of any Dispute regarding a Notice of Disagreement, the revised Statement reflecting such resolutions, which the Parties shall issue, or cause the Independent Expert or arbitrators to issue, as applicable, following such resolution.

        Section 11.06    Transfer Taxes. All sales, use or other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges (including recording or similar fees and expenses) incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.

        Section 11.07    Ad Valorem and Similar Taxes. Sellers shall pay such taxes attributable to the period of time prior to the Effective Time and Buyer shall assume responsibility for the periods of time from and after the Effective Time. If Sellers shall receive after Closing any notices of taxes which are due and owing with respect to the Assets and with respect to periods on and after the Effective Date, Sellers shall promptly provide Buyer with such notices.

        Section 11.08    Actions of Sellers at Closing. At the Closing, Sellers shall:

(a) execute, acknowledge and deliver to Buyer the Deed, the Partnership Assignment, and such other conveyances, assignments, transfers, bills of sale and other instruments (in form and substance mutually agreed upon by Buyer and Sellers) as may be necessary or desirable to convey the Assets to Buyer;

(b) execute, acknowledge and deliver to Buyer letters in lieu of transfer orders in the form attached hereto as Exhibit D or division orders directing all purchasers of production from the Mineral Interests to make payment of proceeds attributable to such production to Buyer from and after the Effective Time;

(c) deliver to Buyer possession of the Assets;

(d) execute and deliver to Buyer an affidavit attesting to the non-foreign status of each of them; and

(e) execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

        Section 11.09    Actions of Buyer at Closing. At the Closing, Buyer shall:

(a) deliver to Sellers the Purchase Price, as adjusted pursuant to the provisions hereof, but without any other deduction, by means of a completed federal funds transfer of same day funds to such bank accounts as may be designated by Sellers.

(b) take possession of the Assets, subject to 11.12; and

(c) execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

        Section 11.10    Further Cooperation. After the Closing Date, each Party at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets to be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets to be paid by the proper Party hereunder. Additionally, after the Closing Date each Party at the request of the other shall provide reasonable access to records and files related to the Assets to the extent related to the period of ownership of Assets by the Party seeking such access.

        Section 11.11    Confidentiality Agreement. If the Closing occurs, the binding portion of the Confidentiality and Nondisclosure Agreement dated November 10, 2003, executed by and between Toreador Resources Corporation and Black Stone Minerals Company, L.P. (the “Confidentiality Agreement”) shall terminate and be of no further force or effect insofar as the Confidentiality Agreement relates to the Assets.

        Section 11.12    Documents. If the Closing occurs, within five (5) business days thereafter, Sellers shall deliver to Buyer at the offices of Sellers in Dallas, Texas, the originals of all land, title, contract and division of interest files, maps, geological, geophysical, engineering, seismic, accounting and all other pertinent files of Sellers relating to the Assets. Buyer hereby agrees to retain the originals of all such documents for at least a period of four (4) years following the Closing Date and to give Sellers and their designees reasonable access to such originals.

ARTICLE XII
Termination

        Section 12.01    Right of Termination. This Agreement may be terminated at any time at or prior to Closing:

(a) by mutual written consent of the Parties;

(b) by Sellers on the Closing Date if the conditions set forth in Article IX have not been satisfied in all material respects by Buyer or waived by Sellers in writing by the Closing Date;

(c) by Buyer on the Closing Date if the conditions set forth in Article X have not been satisfied in all material respects by Sellers or waived by Buyer in writing by the Closing Date;

(d) by any Party if the Closing shall not have occurred on or before February 28, 2004, provided that the Party seeking termination is not in default under this Agreement;

(e) by any Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein; or

(f) by any party if the aggregate amount of the Purchase Price Adjustments agreed to by the Parties or otherwise finally determined under this Agreement with respect to all uncured Pre-Closing Title Defects and all Pre-Closing Environmental Defects exceeds the amount which is twenty percent (20%) of the Purchase Price.

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), (d), or (f) above if such Party is at such time in material breach of any provision of this Agreement.

        Section 12.02    Effect of Termination. In the event that Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 12.01, this Agreement shall be null and void, and no Party shall have any further rights or obligations under this Agreement, except that nothing herein shall relieve any Party from any liability for any breach hereof or any liability that has accrued prior to the date of such termination.

        Section 12.03    Attorney Fees, Etc. If any Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party including reasonable attorney’s fees, in addition to any other relief to which such Party may be entitled. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive any consequential, incidental, special, treble, exemplary or punitive damages, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (IN ANY DEGREE) OR STRICT LIABILITY OF THE OTHER PARTY.

ARTICLE XIII
Assumption and Indemnification

        Section 13.01    Assumption. Provided that the Closing occurs, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof, to the extent, and only to the extent, attributable to periods after the Effective Time, including, without limitation, those arising out of (a) the terms of the Contracts or leases constituting part of the Assets, (b) ad valorem, property, severance and other similar taxes or assessments based upon or measured by the ownership of the Assets or the production therefrom, and (c) the condition of the Mineral Interests on and after, but not before, the Effective Time, (the “Assumed Obligations”). Provided, however, with respect to ad valorem taxes, Buyer hereby assume only those duties, obligations and liabilities with respect to the Assets for the period from and after the Effective Time.

        Section 13.02    Indemnification by Buyer. Provided that the Closing occurs, Buyer shall release, defend, indemnify and hold harmless Sellers and their affiliates, subsidiaries, parent corporations and their respective shareholders, officers, directors, employees, agents, representatives, affiliates, subsidiaries, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all claims, liabilities, losses, damages, causes of actions, costs and expenses (including, without limitation, involving theories of negligence or strict liability and including court costs and attorneys’ fees) (“Losses”) as a result of, arising out of, or related to the breach of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement, or as a result of, arising out of, or relating to the Assumed Obligations, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (IN ANY DEGREE, ACTIVE OR PASSIVE) OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES.

        Section 13.03    Limitations on Buyer’s Indemnifications. Any claim for indemnification pursuant to Section 13.02 must be presented within two (2) years after Closing, and no claim for indemnification under Section 13.02 may be made except to the extent the aggregate amount of all Losses for which Sellers are entitled to indemnification under Section 13.02 exceeds the amount which is two percent (2.0%) of the Purchase Price.

        Section 13.04    Indemnification by Sellers. Provided that the Closing occurs, Sellers shall release, defend, indemnify and hold harmless Buyer and its partners, shareholders, officers, directors, employees, agents, representatives, affiliates, subsidiaries, successors and assigns (collectively, the “Buyer Indemnitees”) from and against any and all claims, liabilities, losses, damages, causes of actions, costs and expenses (including, without limitation, involving theories of negligence or strict liability and including court costs and attorneys’ fees) (“Losses”) as a result of, arising out of, or related to the breach of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement, or as a result of, arising out of, or relating to all duties, obligations, and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof prior to the Effective Time, to the extent the same are not included in the Assumed Obligations, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (IN ANY DEGREE, ACTIVE OR PASSIVE) OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES. Provided, however, this Section 13.04 shall not apply to Buyer’s remedies for Title Defects or Environmental Defects; Article IV and V contain Buyer’s sole and exclusive remedies for Title Defects and Environmental Defects, respectively.

        Section 13.05    Limitations on Sellers’ Indemnifications. Any claim for indemnification pursuant to Section 13.04 must be presented within two (2) years after Closing, and no claim for indemnification under Section 13.04 may be made except to the extent the aggregate amount of all Losses for which Buyer is entitled to indemnification exceeds the amount which is two percent (2%) of the Purchase Price.

        Buyer shall not be entitled to indemnification under Section 13.04 for Title Defects defined in Article IV or Environmental Defects defined in Article V. Buyer’s sole remedies with respect to Title Defects are provided in Article IV, and Buyer’s sole remedies with respect to Environmental Defects are provided in Article V.

        Section 13.06     General Indemnity Provisions. No person or entity entitled to indemnification hereunder or otherwise to damages in connection with or with respect to the transactions contemplated in this agreement shall settle, compromise or take any other action with respect to any claim, demand, assertion of liability or legal proceeding that could prejudice or otherwise adversely impact the ability of an indemnifying party to defend or otherwise settle or compromise with respect to such claim, demand, assertion of liability or legal proceeding.

        The payment of money, as limited by the terms of this agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this agreement. As the payment of money shall be adequate compensation, each party waives any right to rescind this agreement or any of the transactions contemplated hereby.

        Each person or entity entitled to indemnification hereunder or otherwise to damages in connection with the transactions contemplated in this agreement shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event or circumstance that could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

        Section 13.07    Express Negligence Rule. THE INDEMNIFICATIONS, RELEASES AND ASSUMPTIONS PROVISIONS CONTAINED IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT). THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

ARTICLE XIV
Limitations on Representations and Warranties

        Section 14.01     Disclaimers of Representations and Warranties. The express representations and warranties of Sellers contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. BUYER ACKNOWLEDGES THAT SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND FURTHER INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION AND WARRANTIES RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF OIL AND GAS OR OTHER MINERALS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLERS, AND (c) THE ENVIRONMENTAL CONDITION OF THE ASSETS. SELLERS AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

        Section 14.02     Survival. Except as otherwise provided herein, the representations, warranties, covenants and obligations of the Parties under this Agreement shall survive the Closing, but only for two years after the Closing Date.

        Section 14.03     Casualty Loss.

(a) If after the Effective Time and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat thereof and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking (without reduction of the Purchase Price).

(b) Notwithstanding Section 14.03(a), in the event of any loss described in Section 14.03 (b), at the Closing Sellers shall pay to Buyer all sums paid to Sellers by third parties by reason of the destruction or taking of such Assets (up to the Allocated Value thereof) and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Sellers in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such destruction or taking (up to the Allocated Value thereof).

ARTICLE XV
Dispute Resolution

        Section 15.01    General. Any and all claims, counterclaims, demands, causes of action, disputes, controversies or other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach of any such provision, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, involving the Parties, their affiliates and/or their respective representatives (all of which are referred to herein as “Disputes”), even though some or all of such Disputes allegedly are extra-contractual in nature, whether such Disputes sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved solely in accordance with this Article XV.

        Section 15.02    Senior Management. If a Dispute occurs that the senior representatives of the Parties responsible for the transactions contemplated by this Agreement have been unable to settle or agree upon within a period of 15 days after such Dispute arose, Sellers shall nominate a senior officer of one of them, and Buyer shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than 30 days after the Dispute has arisen to attempt to resolve same. If such senior management have been unable to resolve such Dispute within a period of 15 days after such meeting, or if such meeting has not occurred within 45 days following such Dispute arising, then either Party shall have the right, by written notice to the other, to resolve the Dispute (i) through the relevant Independent Expert named pursuant to Section 15.03, or (ii) by arbitration in accordance with the provisions of Section 15.03.

        Section 15.03     Independent Experts.

(a) Each Party shall have the right to submit Disputes regarding title defect issues or calculation of the Final Statement or revisions thereto, to an independent expert appointed in accordance with this Section 15.03 (each, an “Independent Expert”), who shall serve as sole arbitrator. With respect to Disputes regarding title issues, including without limitation Disputes regarding Purchase Price Adjustments for Title Defects, the Parties hereby appoint James McCartney, of Houston, Texas, as the Independent Expert. With respect to Disputes regarding calculation of the Final Statement or revisions thereto, the Parties hereby appoint such certified public accountant associated with KPMG as the managing partner of the offices of such firm in Houston, Texas, shall designate, as the Independent Expert. With respect to Disputes regarding environmental issues, including without limitations, Disputes regarding Purchase Price Adjustments for Environmental Defects, the Parties hereby appoint Peter Huddleston, Sr., of Houston, Texas, as the Independent Expert. The Parties may agree to an alternate choice for such Independent Expert by mutual agreement in writing for one or both appointments referenced in this Section 15.03. If one or both of the foregoing listed Independent Expert(s) fail or refuse to serve in such capacity then an alternative Independent Expert(s) shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules (as hereinafter defined).

(b) Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and, failing such agreement, in accordance with the rules and procedures for arbitration provided in Section 15.04. The Independent Expert shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

        Section 15.04    Binding Arbitration. Any Dispute that is not resolved pursuant to the foregoing Sections of this Article XV, shall be settled exclusively and finally by arbitration in accordance with this Section 15.04.

(a) Rules and Procedures. Such arbitration shall be governed by and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (collectively, the “Rules”).

(b) Discovery. The arbitrators shall permit discovery and rule on matters of confidentiality as they determine is appropriate in the circumstances.

(c) Venue. All arbitration proceedings hereunder shall be conducted in Dallas, Texas, or such other location as the Parties shall mutually agree.

(d) Arbitrators. All arbitration proceedings hereunder shall be before a panel of three arbitrators consisting of persons having at least 10 years of experience in or relating to the oil and gas industry (which can include lawyers). Within 15 days of the notice of initiation of the arbitration procedure, Sellers shall select one arbitrator and Buyer shall select one arbitrator. If Sellers or Buyer shall fail to select its arbitrator within the required time, the other Party or Parties shall select two arbitrators. The two arbitrators so selected shall select a third arbitrator, failing agreement on which within 30 days of the original notice, the Parties (or any of them) shall apply to the American Arbitration Association (the “AAA”) for the appointment, pursuant to the commercial arbitration rules of the AAA, of an arbitrator as the third arbitrator.

(e) Substantive Law. In deciding the substance of the Dispute, the arbitrators shall refer to the substantive laws of the State of Texas for guidance (except to the extent the laws of another state determine title issues with respect to real property within such state and excluding Texas choice-of-law principles that might call for the application of the laws of another jurisdiction).

(f) Timing. The arbitrators shall conduct a hearing as soon as reasonably practicable but in no event later than 30 days after appointment of the third arbitrator, and render a final decision completely disposing of the Dispute that is the subject of such proceedings as soon as reasonably practicable but in no event later than 15 days after the final hearing.

(g) Waiver of Certain Damages. Notwithstanding any other provision in this Agreement to the contrary, the Parties expressly agree that the arbitrators shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, or any other laws, or under the Federal Arbitration Act or the Rules.

(h) Transcripts and Decisions. The Parties agree that there shall be no transcript of any hearing before the arbitrators. The Parties shall request that final decision of the arbitrators be in writing, be as brief as possible, set forth the reasons for such final decision, and if the arbitrators award monetary damages to either Party, contain a certification by the arbitrators that they have not included any consequential, incidental, special, treble, exemplary or punitive damages. To the fullest extent permitted by law, the arbitration proceeding and the arbitrators’ decision and award shall be maintained in confidence by the Parties and the Parties shall instruct the arbitrators to likewise maintain such matters in confidence.

(i) Fees and Awards. The fees and expenses of the arbitrators shall be mutually borne equally by the Parties, but the decision of the arbitrators may include such award of the arbitrators’ fees and expenses and of other costs and attorneys’ fees as the arbitrators determine to be appropriate.

(j) Binding Nature. The decision and award of the arbitrators shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

ARTICLE XVI
Miscellaneous

        Section 16.01    Names. As soon as reasonably possible after Closing, Buyer shall make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the Assets, in a name other than any name of Sellers or any of their affiliates, or any variations thereof.

        Section 16.02    Taxes and Expenses. Buyer shall be liable for all sales, use, documentary, recording, stamp, transfer or similar taxes, assessments or fees arising from the transactions contemplated by this Agreement. Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

        Section 16.03    Independent Investigation. Buyer represents and acknowledges that it is knowledgeable of and experienced in the oil and gas business, in the acquisition of oil and gas properties and interests, and of the usual and customary practices of producers such as Sellers and that it has had access to the Assets, the officers and employees of Sellers, and the books, records and files of Sellers relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on its own independent due diligence investigation of the Assets and upon the representations and warranties made in Article VI, and not on any other representations or warranties of Sellers.

        Section 16.04    Entire Agreement. This Agreement, the Confidentiality Agreement, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement among the Parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof; provided, however, that this Agreement does not supersede the Confidentiality Agreement (except as provided in Section 11.11). No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties hereto and specifically referencing this Agreement.

        Section 16.05    Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        Section 16.06    Publicity. Sellers and Buyer shall consult with each other with regard to all publicity and other releases concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any Governmental Authority or stock exchange, neither Party shall issue any such publicity or other release without the prior written consent of the other Party hereto.

        Section 16.07    Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

        Section 16.08    No Third-Party Beneficiaries. Except as provided in Article XIII, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third party beneficiary contract.

        Section 16.09    Assignment. Except as provided in this Section 16.09, noParty may assign or delegate any of its rights or duties under this Agreement, without the prior written consent of the other Party and any such assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives. It is expressly agreed that a Party may assign or delegate any of its rights or duties under this Agreement to an Affiliate. Except unless expressly agreed to by the other Party, the assignment of rights and duties under this Agreement shall not relieve a party of any of its obligations hereunder.

        Section 16.10    Governing Law. This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction, except to the extent the laws of another state apply to title issues with respect to real property within such state.

        Section 16.11    Process and Responsibility. Sellers shall be responsible for preparing all conveyances, letters-in-lieu, exhibits and any other documents necessary to effectuate the purposes of this Agreement. Buyer shall be responsible for recording documents executed in connection herewith. The Parties expressly agree and acknowledge that each of the Parties is sophisticated in the oil and gas business and each was represented in this transaction by independent legal counsel, and, therefore, the agreements and other instruments executed in connection herewith shall be construed without regard to which party drafted same. The Parties shall cooperate with each other in the preparation of the instruments deemed necessary to accomplish the purposes of this Agreement.

        Section 16.12    Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested or facsimile to the addresses of Sellers and Buyer set forth below. Any such notice shall be effective only upon receipt.

Buyer:

Black Stone Minerals Company, L.P. 1001 Fannin, Suite 2020 Houston, Texas 77002 Attention: Thomas L Carter, Jr. Fax No.: (713) 658-0943

Sellers:

Toreador Resources Corporation and Tormin, Inc. 4809 Cole Avenue Suite 108 Dallas, Texas 75205 Attention: G. Thomas Graves III Fax No.: (214) 559-3945

Either Party may, by written notice so delivered, change its address for notice purposes hereunder.

        Section 16.13    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        Section 16.14    Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

        Section 16.15    Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

        IN WITNESS WHEREOF, Sellers and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLERS:
Toreador Resources Corporation
By: /s/ G. Thomas Graves III Name: G. Thomas Graves III Its: President and Chief Executive Officer
Tormin, Inc.
By: /s/ G. Thomas Graves III Name: G. Thomas Graves III Its: President and Chief Executive Officer
BUYER:
Black Stone Acquisitions Partners I, L.P.
By: BSAPI GP, L.L.C. General Partner By: /s/ Thomas L. Carter, Jr. Thomas L. Carter, Jr. President